Mail Stop 4561

      January 19, 2006

Suk Won Park
Chief Executive Officer
Korea Thrunet Co., Ltd.
1337-20, Seocho-2 Dong
Seocho-ku, Seoul Korea 137-751


	Re:	Korea Thrunet Co., Ltd.
   Form 20-F for the Fiscal Year Ended
   December 31, 2004
		Filed July 15, 2005
		File No. 000-30374

Dear Mr. Park:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							Kathleen Collins
							Accounting Branch Chief


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Suk Won Park
Korea Thrunet Co., Ltd.
January 19, 2006
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